EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, announced financial results for the quarter ended September 30, 2023.

Financial Highlights Q1, 2023-24

●	Net revenues increased to PKR 2,256 million compared to PKR 1,716 million in corresponding quarter of last fiscal year

●	Gross profit increased to PKR 901 million versus PKR 476 million in the same period of last fiscal year

●	Company posted a net profit of PKR 272 million or a profit of PKR 3.09 per diluted share compared to PKR 191 million last year or PKR 2.17 per diluted share

Company posted revenues of PKR 2,256 million for the quarter ended September 30, 2023 compared with PKR 1,716 million in same quarter of last year. Gross profit clocked at PKR 901 million compared to PKR 476 million in the corresponding period. The Company posted a net profit after tax of PKR 272 million or a profit of PKR 3.09 per diluted share in comparison of PKR 191 million or PKR 2.17 per diluted share in the same quarter of fiscal year 2023.